Exhibit 10.1

AMENDMENT NO. 1

TO CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AND SECURITY AGREEMENT (this "Amendment") is entered into as of January 24, 2017, among KATY INDUSTRIES, INC., a Delaware corporation (the "Company;"), CONTINENTAL COMMERCIAL PRODUCTS, LLC, a Delaware limited liability company ("CCP"), 2155735 ONTARIO INC., an Ontario corporation ("2155735 Inc."), and CCP CANADA INC., an Ontario corporation ("CCP Canada"), FTW HOLDINGS, INC., a Delaware corporation ("FTW"), FORT WAYNE PLASTICS, INC., an Indiana corporation ("FWP"; together with Company, CCP, 2155735 Inc., CCP Canada and FTW, individually and collectively, "Borrower" or "Borrowers"), the Lenders party hereto and ENCINA BUSINESS CREDIT SPV, LLC, as agent for the Lenders (in such capacity, "Agent").

W I T N E S S E T H

WHEREAS, Borrowers, the other Loan Parties from time to time party thereto, the lenders from time to time party thereto (the "Lenders") and Agent are parties to that certain Credit and Security Agreement dated as of November 16, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement); and

WHEREAS, Company has requested, and Agent and Lenders have agreed, to amend the Credit Agreement in certain respects as set forth herein, in each case subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Amendment.  In reliance upon the representations and warranties of the Loan Parties set forth in Section 2 below and subject to the conditions to effectiveness set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a)      Section 1.1 of the Credit Agreement is hereby amended to insert the following new defined terms in their appropriate alphabetical order:

“Applicable Other Representations and Warranties” means  (i) the representations and warranties required to be made by the Credit parties pursuant to (x) the second sentence of Section 6.05(d), (y) the first sentence of Section 6.07 and (z) the second sentence of Section 6.07 except to the extent such representation and warranty specified in this clause (z) could be based on the Designated Matter and (ii) all representations and warranties (other than any representation and warranty that could be based on the Designated Matter) required to be made by the Credit Parties in any other Loan Document.

“Applicable Default” means (i) any Default or Event of Default of the type specified in Article IX, including in Section 9.01(c) thereof, except to the extent such Default or Event of Default thereunder could be predicated on or could be triggered by the Designated Matter and (ii) all defaults or events of default (other than any default or event of default that could be predicated on or could be triggered by the Designated Matter) included in any other Loan Document.

“Designated Matter” means any representation and warranty set forth in Article VI, that is (i) not included in clause (A) of the definition of Specified Matters, (ii) not included in clause (x) of the definition of Applicable Other Representations and Warranties and (iii) not set forth in Section 6.7; provided, that a Designated Matter shall include any other similar representation or warranty that is included in any other Loan Document.

"Eligible Purchase Order Inventory" means sourced product of any Borrower that is ordered from a vendor to a Borrower and tied to a firm customer order of a Borrower, in each case acceptable to Agent in its Permitted Discretion.

"First Amendment Effective Date" means January 24, 2017.

"Incremental Availability Adjustment Date" means May 24, 2017.

"Incremental Availability Amount" means, as of any date of determination, the sum of the Tranche 1 Incremental Availability Amount and the Tranche 2 Incremental Availability Amount.

"Incremental Availability Loans" means, as of any date of determination, collectively, all Tranche 1 Incremental Availability Loans and Tranche 2 Incremental Availability Loans.

"Specified Matters" means the representations and warranties required to be made by the Credit parties (A) pursuant to Sections 6.01, 6.02, 6.03, 6.04, 6.05(a), 6.05(b), 6.05(c), 6.06, 6.08, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19,6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26 and 6.27 and (B) that constitute any of the Applicable Other Representations and Warranties.

"Tranche 1 Incremental Availability Amount" means, solely during the period commencing on the First Amendment Effective Date and ending on the Incremental Availability Adjustment Date (at which point, for the avoidance of doubt, the Tranche 1 Incremental Availability Amount shall be permanently reduced to $0), without duplication of other Eligible Inventory, the lesser of (a) $725,000 and (b)(i) upon acceptance by Agent in its Permitted Discretion, at any time following order but prior to shipment from a vendor, an amount equal to (A) one-hundred percent (100%) (reduced to thirty-five percent (35%) with respect to any Eligible Purchase Order Inventory being purchased under a documentary Letter of Credit), multiplied by (B) the amount (excluding freight) shown on the purchase order issued by a Borrower to a vendor for such Eligible Purchase Order Inventory, and (ii) upon written notice from the applicable Borrower to Agent that the Inventory subject to a purchase order of the type described in clause (i) above has been shipped to a Borrower (or, with respect to any Eligible Purchase Order Inventory being purchased under a documentary Letter of Credit, on the date such documentary Letter of Credit is drawn), an amount equal to (A) one-hundred percent (100%), multiplied by (B) the Cost (excluding freight) of such Inventory (in each case, with respect to this clause (ii), to the extent it otherwise meets the criteria for Eligible Inventory or Eligible In-Transit Inventory, as applicable, unless otherwise acceptable to Agent in its Permitted Discretion).

"Tranche 1 Incremental Availability Loans" means, as of any date of determination, the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations predicated on the Tranche 1 Incremental Availability Amount under the Borrowing Base.

"Tranche 2 Incremental Availability Amount" means an amount equal to $1,250,000; provided, that, the Tranche 2 Incremental Availability Amount shall be (i) automatically reduced on the first Monday following the Incremental Availability Adjustment Date, and on each Monday thereafter, by an amount equal to $138,888.89, and (ii) reduced by an amount equal to 70% of the WJS Net Proceeds, in each case until the Tranche 2 Incremental Availability Amount has been permanently reduced to $0.

"Tranche 2 Incremental Availability Loans" means, as of any date of determination, the Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations predicated on the Tranche 2 Incremental Availability Amount under the Borrowing Base.

(b)      Section 1.1 of the Credit Agreement is hereby further amended to amend and restate the defined term "Borrowing Base" in its entirety as follows:

"Borrowing Base" means, at any time of calculation, an amount equal to:

(a)           the Value of Eligible Accounts (less all cash received but not yet applied in respect of such Eligible Accounts) multiplied by eighty-five percent (85%); plus

(b)           the lesser of (i) the NOLV multiplied by Eligible Inventory of each Borrower at each applicable location multiplied by eighty-five percent (85%) or (ii) the Cost of all Eligible Inventory of all Borrowers multiplied by sixty-five percent (65%); plus

(c)           the Additional Availability Amount; plus

(d)           the Incremental Availability Amount; plus

(e)           an amount equal to (i) sixty-five percent (65%) multiplied by (ii) the amount (excluding freight) shown on the purchase order issued by a Borrower to a vendor for Eligible Purchase Order Inventory, in each case solely to the extent that (A) such Eligible Purchase Order Inventory is being purchased through a documentary Letter of Credit and (B) a corresponding amount in respect of such Eligible Purchase Order Inventory is included in clause (b)(i) of the Tranche 1 Incremental Availability Amount at an advance rate of thirty-five percent (35%); minus

(e)           the amount of all Reserves.

The term "Borrowing Base" and the calculation thereof shall not include any assets or property acquired in an Acquisition unless Agent has conducted Field Exams and appraisals reasonably required by it (with results reasonably satisfactory to Agent) and the Person owning such assets or property shall be a (directly or indirectly) wholly-owned Domestic Subsidiary of the Company and shall have become a Borrower hereunder, and the amount of the Borrowing Base predicated on Eligible In-Transit Inventory (other than Eligible In-Transit Inventory included in the Tranche 1 Incremental Availability Amount) shall not at any time exceed $750,000.

(c)      Section 2.05(b)(vi)(B) of the Credit Agreement is hereby amended to insert the following new sentence at the end thereof as follows:

Notwithstanding the foregoing, the WJS Net Proceeds shall be applied as follows: (1) first, up to 70% of such WJS Net Proceeds shall be applied to the outstanding principal amount of Revolving Loans predicated on the Tranche 2 Incremental Availability Amount, and shall be accompanied by a corresponding permanent reduction in the Tranche 2 Incremental Availability Amount, until the Tranche 2 Incremental Availability Amount has been reduced to $0, and (2) thereafter, any such remaining Net Cash Proceeds shall be applied to the Revolving Credit Facility in accordance with the first sentence of this Section 2.05(b)(vi)(B).

(d)      Section 2.07 of the Credit Agreement is hereby amended to insert a new clause (d) at the end thereof as follows:

(d)           Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, (i) in lieu of the per annum rates set forth in the defined term "Applicable Margin" set forth herein, the Applicable Margin solely with respect to all Incremental Availability Loans shall be (A) 14.50% per annum with respect to Incremental Availability Loans constituting Eurodollar Rate Loans or (B) 13.50% per annum with respect to all Incremental Availability Loans constituting Base Rate Loans, and (ii) at any time that the amount of Total Revolving Credit Outstandings is greater than $0, such amount shall be first deemed to constitute Incremental Availability Loans up to the Incremental Availability Amount.

(e)          Effectively solely during the period commencing on the date hereof and ending upon the earlier of an Applicable Default or the Incremental Availability Adjustment Date, Section 5.02(a) of the Credit Agreement is hereby further amended by (i) deleting the phrase, “contained in Article VI or any other Loan Document” set forth therein and (ii) substituting the deleted language specified in clause (i) hereof with the phrase, “comprising the Specified Matters”.

(f)          Effectively solely during the period commencing on the date hereof and ending upon the earlier of an Applicable Default or the Incremental Availability Adjustment Date, Section 5.02(b) of the Credit Agreement is hereby further amended by (i) deleting the phrase, “No Default” set forth therein and (ii) substituting the deleted language specified in clause (i) hereof with the phrase, “No Applicable Default”.

(g)          Section 7.02 of the Credit Agreement is hereby further amended to delete the "and" at the end of clause (f) thereof, replace the "." at the end of clause (g) thereof with ";" and insert new clauses (h) and (i) at the end thereof as follows:

(h)           without limiting anything contained in the foregoing, each Borrowing Base Certificate delivered under Section 7.02(a) and (b) above shall set forth, in reasonable detail, the amount of Eligible Inventory (including Eligible Purchase Order Inventory) predicated on the Tranche 1 Incremental Availability Amount and included in the Borrowing Base, including that such Eligible Inventory is reflected as a deduction to gross Inventory of the Borrowers; and

(i)           prior to any proposed borrowing predicated on the Tranche 1 Incremental Availability Amount, each applicable purchase order issued by a Borrower to a vendor for sourced product accompanied by a corresponding purchase order issued by a customer to a Borrower, together with such related supporting documentation reasonably requested by Agent, in each case in form and substance acceptable to Agent in its Permitted Discretion.

(h)          Section 7.23 of the Credit Agreement is hereby amended to amend and restate the first sentence thereof in its entirety as follows:

Borrowers will retain a chief restructuring officer (the "CRO") satisfactory to Agent on terms and conditions reasonably satisfactory to Agent and will continue to retain such CRO on such terms until the later of (i) the date that the Incremental Availability Amount has been permanently reduced to $0 and (ii) the date that is thirty (30) days following the retention of a permanent Chief Financial Officer.

(i)          Effectively solely during the period commencing on the date hereof and ending upon the earlier of an Applicable Default or the Incremental Availability Adjustment Date, Paragraph 3 of Exhibit C to the Credit Agreement is hereby further amended by (i) deleting the phrase, “no Default” set forth therein and (ii) substituting the deleted language specified in clause (i) hereof with the phrase, “no Applicable Default”.

(j)          Effectively solely during the period commencing on the date hereof and ending upon the earlier of an Applicable Default or the Incremental Availability Adjustment Date, Paragraph 4 of Exhibit C to the Credit Agreement is hereby further amended by  (i) deleting the phrase, “contained in Article VI of the Agreement” set forth therein and (ii) substituting the deleted language specified in clause (i) hereof with the phrase, “comprising the Specified Matters”.

2.      Representations and Warranties.  Each Loan Party hereby represents and warrants to Agent and Lenders that:

(a)       The execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of such Loan Party;

(b)       no Applicable Default has occurred and is continuing; and

(c)       the representations and warranties set forth in the Credit Agreement and in the other Loan Documents comprising the Specified Matters are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date.

3.      Conditions Precedent to Effectiveness.  The effectiveness of this Amendment is subject to the prior or concurrent consummation of each of the following conditions:

(a)       Agent shall have received a copy of this Amendment executed by each Borrower and each Lender;

(b)       Borrowers shall have paid all fees (including the Amendment Fee (as defined below)), costs and expenses due and payable as of the date hereof under the Credit Agreement and the other Loan Documents;

(c)       Agent shall have received an amendment to the Second Lien Intercreditor Agreement, in form and substance satisfactory to Agent, with respect to transactions contemplated by this Amendment; and

(d)       No Applicable Default shall have occurred and be continuing or shall be caused by the transactions contemplated by this Amendment.

4.      Delivery of Business Plan.  On or before (a) January 25, 2017, and thereafter on the Friday of each week until the Incremental Availability Amount has been permanently reduced to $0 and no Incremental Availability Loans are outstanding, Borrowers shall deliver to Agent a cash flow forecast of Borrowers and their Subsidiaries for the upcoming 13-week period (in form and substance acceptable to Agent), along with an updated 13-week cash flow forecast from the prior week (ended Friday) to add an additional week to the forecast and a report reconciling actual performance for the week ended the preceding Friday with projected performance pursuant to the previous week's 13-week cash flow forecast, and (b) February 24, 2017, Borrowers shall deliver to Agent (all in form and substance acceptable to Agent) a detailed, written plan regarding Borrowers' operational and financial strategic initiatives and projected performance (with reasonably detailed assumptions) for the remainder of 2017, along with projected monthly financial statements and such other detail reasonably necessary to support and demonstrate the feasibility of the plan delivered by Borrowers.  The failure of Borrowers to satisfy the covenant set forth in this Section 4 shall constitute an immediate Event of Default under the Credit Agreement.

5.      Amendment Fee.  The Borrowers shall pay to Agent, for the ratable benefit of each Lender, a non-refundable upfront fee equal to $59,250 (the "Amendment Fee"), which Amendment Fee shall be due and payable and fully earned on the date hereof.

6.      Acknowledgment; Reaffirmation.

(a)      Each Borrower hereby acknowledges, confirms and agrees that, as of the close of business on January 17, 2017, the Borrowers are indebted to Agent and the Lenders in respect of (a) Revolving Loans in the principal amount of $14,627,996.22, (b) Term A Loans in the aggregate principal amount of $3,458,000.00, and (c) Term B Loans in the aggregate principal amount of $3,052,000.00.  All such Obligations, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by any Borrower to Agent and the Lenders pursuant to the terms of the Credit Agreement are unconditionally owing by the Borrowers to Agent and the Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)      Each Loan Party hereby ratifies and reaffirms (i) all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the Loan Documents to which it is a party (after giving effect to this Amendment) and (ii) all grants, collateral assignments, and pledges in, to, and under the Collateral by such Loan Party to Agent.  The Liens and rights in favor of Agent and the Lenders securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

7.      Release.

(a)      In consideration of the agreements of Agent and the Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Credit Agreement, or any of the other Loan Documents or transactions hereunder or thereunder.

(b)      Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)      Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(d)      Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Loan Party pursuant to clause (a) above.  If such Loan Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

8.      Miscellaneous.

(a)      Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(b)      Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Receipt by telecopy or other electronic format (e.g. pdf) of any executed signature page to this Amendment shall constitute effective delivery of such signature page.

(c)      Reference to Credit Agreement.  Each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference in the Credit Agreement or in any other Loan Document, or other agreements, documents or other instruments executed and delivered pursuant to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Amendment.

(d)      Costs and Expenses.  Each Borrower acknowledges that Section 11.04(a) of the Credit Agreement (Costs and Expenses) applies to this Amendment and the transactions, agreements and documents contemplated hereunder.

(e)      Loan Document.  This Amendment shall constitute a Loan Document.

(f)      Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS: Katy Industries, Inc., a Delaware corporation By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary
Continental Commercial Products, LLC, a Delaware limited liability company By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary
2155735 Ontario Inc., an Ontario corporation By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary
CCP Canada Inc., an Ontario corporation By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary
FTW Holdings, Inc., a Delaware corporation By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary

Signature Page to Amendment No. 1 to Credit and Security Agreement

Fort Wayne Plastics, Inc., an Indiana corporation By: /s/ Brian Nichols Brian Nichols Title: Vice President and Assistant Secretary

Signature Page to Amendment No. 1 to Credit and Security Agreement

AGENT AND LENDERS: ENCINA BUSINESS CREDIT SPV, LLC, as Agent and the sole Lender By: /s/ Thomas G. Sullivan Name: Thomas G. Sullivan Title: Authorized Signatory

Signature Page to Amendment No. 1 to Credit and Security Agreement